EXHIBIT 99.1
[GRAPHIC OMITTED]

Matrix Bancorp, Inc.                            Contact: David W. Kloos
700 Seventeenth Street, Suite 2100                       Chief Financial Officer
Denver, Colorado 80202                                   (303) 595-9898

For Immediate Release July 12, 2004

ACCESSBANK ANNOUNCES AGREEMENT TO ACQUIRE THE MATRIX CAPITAL BANK BRANCH IN SUN CITY, ARIZONA


Denver, Colorado - Access Anytime BanCorp, Inc.'s (Nasdaq: AABC) wholly owned subsidiary AccessBank and Matrix Bancorp, Inc.'s (Nasdaq: MTXC) wholly-owned subsidiary Matrix Capital Bank today announced that AccessBank has reached a definitive agreement to acquire the Sun City branch from Matrix Capital Bank in Sun City, Arizona.

The acquisition is subject to regulatory approval and other customary conditions, and is expected to be completed in about 90 days. Terms of the cash transaction were not disclosed. Deposits of the Sun City branch to be acquired totaled about $105 million and nominal loan balances that would be transferred.

The new branch will operate under the name of AccessBank. Albuquerque-based Access Anytime BanCorp, Inc. stock trades on the NASDAQ SmallCap tier under the symbol AABC and Denver-based Matrix Bancorp, Inc. trades on the NASDAQ National Market under the symbol MTXC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors including changes in economic conditions in either Company's market area, changes in policies or adverse decisions by regulatory agencies, fluctuations in interest rates, demand for loans in either Company's market area and competition could cause actual results to differ materially from those anticipated in this press release. Further discussion regarding the factors affecting Access Anytime BanCorp, Inc. is contained in its Form 10-KSB and Form 10-QSBs.

Contact:

        N.R. Corzine,  Chairman/CEO             D. Mark Spencer,  President
        Access Anytime BanCorp, Inc.            Matrix Capital Bank
        505-299-0900                            720-956-6500

        Don Padgett. President/CEO
        AcessBank
        505-343-9310


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